Exhibit 10.1

                             AMENDMENT OF AGREEMENTS


        This Amendment of Agreements (the "Amendment") is made and entered into as of this 4th day of February, 2005, by and between Union Bank and Trust Company, a Nebraska bank and trust company, acting in its own right and in its capacity as trustee ("Union Bank") and National Education Loan Network, Inc., f/k/a Nelnet, Inc., a Nevada corporation ("Nelnet").

        WHEREAS, Union Bank and Nelnet (or its subsidiaries or parent) have entered into a series of agreements with respect to marketing, origination and purchases of education loans made and guaranteed under the Higher Education Act of 1965, as amended ("Student Loans") and now wish to amend, modify, restate and/or terminate those agreements as further set forth herein, to be effective as of January 1, 2005 (the "Effective Date"); and,

        WHEREAS, in connection with such amendments, Union Bank will sell its outstanding portfolio of Student Loans to Nelnet as of a date set forth below; and,

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

        1. Identification of Agreements. Nelnet (either directly or through its subsidiary or its parent) and Union Bank are parties to the following agreements (collectively, the "Agreements") with respect to the Student Loans:

                a. that certain Marketing Expense Reimbursement Agreement, dated as of January 1, 1999, as amended by that certain First Amendment dated as of April 1, 2001 and that certain Second Amendment thereof dated as of December 21, 2001, under which Nelnet and Union Bank agreed to the division of certain expenses related to marketing of the Student Loans, (collectively, the "Marketing Agreement");

                b. that certain Agreement dated as of July 1, 1997, as amended by that certain Amended and Restated Agreement dated as of January 1, 1999 and as further amended by that certain Agreement to Amend dated as of April 1, 2001, under which Union Bank agreed to sell and Nelnet agreed to purchase certain Student Loans or rights therein originated under the Union Bank brand name (collectively, the "Purchase Commitment Agreement");

                c. that certain Guaranteed Student Loan Program Servicing Agreement dated as of January 1, 1998, under which Nelnet, Inc. (formerly known as UNIPAC Service Corporation) originates and services Student Loans for Union Bank (the "Servicing Agreement");

                d. that certain series of Guaranteed Purchase Agreements dated, respectively, as of September 27, 1996, March 31, 2000 and March 19, 2001, under which Nelnet or its subsidiaries agreed to purchase certain Student Loans held in various trusts established through Union Bank (collectively, the "Takeout Agreements"); and,

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                e.      that certain Amended and Restated Participation
                        Agreement dated as of June 1, 2001, as amended, under which Nelnet sells and Union Bank, solely in its capacity as trustee, purchases participation interests in Student Loans (collectively, the "Participation Agreement").

                f. that certain Loan Sale and Commitment Agreement dated as of April 1, 2002, under which Union Bank agreed to sell to Student Loan Acquisition Authority of Arizona ("SLAAA") Student Loans over the period of time stated therein (the "SLAAA Agreement").

        2. Provisions with Respect to the Agreements. The Agreements are hereby amended or otherwise modified as set forth below:

                a.      Marketing Agreement.

                        i. MARKETING EXPENSES AND ACTIVITIES. On and after the Effective Date, Nelnet or Nelnet's designee shall serve as the exclusive marketing agent for Union Bank with respect to marketing activities related to origination of Student Loans. Nelnet will be responsible for all marketing costs associated with such marketing activities. As of the Effective Date, Nelnet will have the exclusive, royalty-free license and right to use Union Bank's name, the "ASAP" and "IHELP" tradenames owned by Union Bank and Union Bank's U.S. Department of Education Lender Identification Numbers ("LID Nos.") with the exception of LID No. 823964, for the purpose of marketing, originating, disbursing and making Student Loans, and Union Bank will engage in only those marketing activities with respect to Student Loans for Nelnet, any third party or on its own behalf as Nelnet or its designee shall perform on its behalf. Nelnet shall identify the LID Nos. in which Student Loans are to be originated or held from time to time. Union Bank may use LID No. 823964 for the purposes of originating and holding Student Loans that are not eligible for sale to Nelnet as described in
                                Section 2(c)(i) hereof, Student Loans held as trustee on behalf of others with Nelnet's prior written consent, and Student Loans purchased by Union Bank from other parties. Nelnet may change the terms of any Student Loan borrower incentive programs upon notice to Union Bank, provided such programs are at Nelnet's sole cost.

                        ii. TERMINATION OF COMMITMENTS. All other provisions of and commitments set forth in the Marketing Agreement, including but not limited to those relating to Reimbursement of Marketing Costs (as defined in the Marketing Agreement), Union Bank's right to retain certain Student Loans and/or purchase certain Student Loans from Nelnet, and restrictions on marketing other brands at the University of Phoenix and Loma Linda University, will be terminated as of the Effective Date.

                b.      Servicing Agreement.

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                        i.      WAIVER OF FEES. Nelnet, Inc. shall waive the
                                following fees under the Servicing Agreement with respect to any Student Loans required to be sold hereunder on or after the Effective Date:
                                (A) all origination fees charged from and after the Effective Date; and (B) all servicing fees charged from and after the sale, pursuant to this Amendment, of any such Student Loan. Union Bank shall continue to be obligated to pay any servicing fees under the Servicing Agreement with respect to Student Loans in Union Bank's existing portfolio as of the Effective Date until such Student Loans are transferred to Nelnet pursuant to Section 2(c)(iii) hereof, as well as any Student Loans which Union Bank is not otherwise obligated to sell to Nelnet.

                        ii. NO OTHER CHANGES. Nelnet, Inc. will continue to originate and disburse Student Loans in Union Bank's name under the Servicing Agreement, subject to the funding and purchase arrangements described in section 2.c.i. below. Union Bank agrees to engage Nelnet, Inc. (or any other agent consented to in writing by Nelnet) to continue originations of Student Loans during the life of all Student Loans originated previously or hereafter in Union Bank's name (until all such Student Loans are paid in full by the borrower).

                c.      Purchase Commitment Agreement.

                        i. AMENDMENTS OF PURCHASE COMMITMENT AGREEMENT. The Purchase Commitment Agreement is hereby amended in the following respects:

                        A. Section 2.1 of the Purchase Commitment Agreement is hereby deleted in its entirety, and the following shall be inserted in lieu thereof:

                      Section 2.1 Sale of Origination Rights and Student Loans.
                  Subject to the terms and conditions of this Agreement, and in express reliance upon the representations, warranties and covenants as set forth herein, Purchaser or its designee hereby purchases from Seller, and Seller hereby sells to Purchaser or its designee, all of Seller's rights to and interest in Seller's rights with respect to future originations of Eligible Loans. Purchaser agrees to purchase and Seller agrees to sell to Purchaser all right, title and interest in and to all Eligible Loans owned now or hereafter by or on behalf of Seller at the Purchase Price. Eligible Loans shall be sold hereunder at the Purchase Price in sales governed by the terms and conditions of the Loan Sale Agreement or any subsequent standard loan purchase agreement which Purchaser or its affiliates may utilize from time to time. Eligible Loans shall be sold hereunder in portfolios from time to time as Seller and Purchaser shall reasonably agree, provided, however, that Seller agrees that each Eligible Loan shall be sold no later than 60 days following full disbursement thereof, or following initial disbursement thereof, if so directed by Purchaser. Title to Eligible Loans in which Purchaser or its affiliate has previously funded through the purchase of a participation interest shall be transferred to Purchaser without further consideration paid by Purchaser therefor, and Purchaser shall be entitled to all economic benefits of each such Student Loan from and after the date of such participation. Seller shall sell Eligible Loans only pursuant to this Agreement and shall not directly or indirectly sell or refer Eligible Loans to any other person or entity without the prior written consent of Purchaser. All

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                  Eligible Loans made or held by or on behalf of Seller shall be originated and serviced by Nelnet, Inc. or another servicer approved by Purchaser. Seller shall provide information with respect to all Eligible Loans to be sold hereunder as Purchaser may reasonably request, and Seller hereby authorizes full access to its servicing records in connection with such Eligible Loans. Without prior approval of Nelnet, during the term of this Agreement and following termination of this Agreement, Seller shall not directly or indirectly either make or attempt to make consolidation loans to any Student Borrower on any Eligible Loan sold by Seller pursuant to the terms of this Agreement, or use or transfer to any other person or entity any information with respect to any Student Borrower on any Eligible Loan sold hereunder. This provision shall survive termination of this Agreement. Seller shall continue and maintain its status as an "eligible lender" under the Higher Education Act, and shall perform all acts necessary, convenient or upon the reasonable request of Nelnet in order to facilitate the making of Eligible Loans in the future in accordance with the Higher Education Act. Notwithstanding any provision to the contrary herein, Seller shall not be obligated to transfer to Purchaser any of the following types of Student Loans (collectively, "Non-eligible Loans"): Student Loans committed prior to January 1, 2005, for sale to Sallie Mae, Inc. under a pre-existing "Exportss" agreement with Sallie Mae, and any Student Loans serviced by Montana Higher Education Assistance Corporation prior to January 1, 2005.

                        B. The third, fourth and fifth sentences of Section 2.2, and the entirety of Sections 2.5, 2.6 and
                                3.1 of the Purchase Commitment Agreement, are hereby deleted.

                        ii. LOAN ORIGINATIONS. As of the Effective Date, all Student Loans originated under the Union Bank name and Union Bank's U.S. Department of Education Lender Identification Numbers for which first disbursements are made on and after the Effective Date will be immediately funded by Nelnet or its affiliates by virtue of Union Bank's sale of 100% participation interests therein pursuant to Nelnet's or its affiliates' then standard participation agreement. Union Bank agrees to sell such Student Loans under the terms set forth herein until the termination of the Purchase Commitment Agreement or termination of originations of Student Loans by or on behalf of Union Bank, whichever is later. Student Loans shall be purchased by Nelnet at the Purchase Price defined in the Purchase Commitment Agreement, except that such Purchase Price shall not include and Union Bank shall not be assessed, the $25.00 per Loan origination cost set forth in the Servicing Agreement and referenced in the definition of Purchase Price. Nelnet shall reimburse Union Bank for any origination fee due to the Department of Education, any guarantee agency fee, or any similar type of fee which may become due following a change in the law with respect to Student Loans to be purchased hereunder. Nelnet shall not pay to Union Bank any portion of the origination fee due to the Department of Education with respect to any Student Loan so purchased if Nelnet has previously paid for such origination fee.

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                        iii.    SALE OF EXISTING PORTFOLIO. Union Bank hereby
                                agrees to sell and Nelnet hereby agrees to purchase, subject to the terms and conditions of the Loan Sale Agreement executed in connection with and as an exhibit to the Purchase Commitment Agreement, Union Bank's entire outstanding portfolio of Student Loans (estimated to be approximately $600,000,000 as of the date of sale), other than Non-eligible Loans, at an amount equal to 100.0% of the aggregate outstanding principal balances of such Student Loans, plus 100.0% of accrued and unpaid interest on such Student Loans, together with other consideration provided by Nelnet in this Amendment including without limitation the cash paid by Nelnet pursuant to Section 3 hereof. The parties shall use best efforts to consummate such sale of Student Loans on or before February 1, 2005 and, in any event, no later than March 1, 2005. In the event Nelnet has not entered into a servicing agreement with Colorado Student Loan Program ("CSLP") by the scheduled sale date of Student Loans serviced by CSLP, Union Bank and Nelnet shall cooperate to use best efforts to transfer all economic benefits in such Student Loans serviced by CSLP.

                        iv. PURCHASED STUDENT LOANS. Union Bank may purchase Student Loans or interests therein from other parties upon receipt of prior written consent from Nelnet. Nelnet will have the option, without the obligation, to acquire any Student Loans or interests therein purchased by or on behalf of Union Bank under the same terms applicable to Student Loans originated by Union Bank (or the price paid by Union Bank for such purchased Student Loans, if less). Union Bank shall fund any such purchased Student Loans or interests therein itself and shall be entitled to the economic benefits therefrom until a sale to Nelnet of such Student Loans or interest therein.

                d.      SLAAA Agreement.

                        i. TERMINATION OF PURCHASE COMMITMENT. Nelnet shall cause SLAAA to waive and terminate any yet unfulfilled commitment of Union Bank to sell Student Loans pursuant to the SLAAA Agreement as of the Effective Date.

                e.      Takeout Agreements.

                        i. CONTINUATION OF AGREEMENTS. The Takeout Agreements shall remain in force and effect until terminated by mutual agreement of the parties, subject to the amendments thereto set forth below in this subsection 2(e).

                        ii. TERMINATION OF SALE REQUIREMENTS. As a result of the amendments to the Purchase Commitment Agreement above, Union Bank will no longer have Student Loans periodically available under the Takeout Agreements to sell to Nelnet and accordingly, as of the Effective Date, the provisions of such Agreements in the sections entitled "Commitment to Purchase" and "Required

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                                Sales" shall be terminated. Nelnet shall not be
                                required to make any further payments in the annual amount of $175,000 or otherwise to Union Bank pursuant to the Takeout Agreements, and Union Bank shall refund to Nelnet on the date of this Amendment the prorated amount of such payment for the period from the Effective Date until April 1, 2005.

                        iii. PARTICIPATION OPPORTUNITIES. Nelnet will use commercially reasonable efforts to make the aggregate of approximately $150-$200 million of participations of Student Loans available to Union Bank, solely in its capacity as trustee in the Short Term Federal Investment Trust grantor trust program, at Nelnet's warehouse loan cost of funds (as of December, 2004 approximately 0.225% over the 90-day Commercial Paper rate as published in THE WALL STREET JOURNAL). Union Bank will use commercially reasonable efforts to hire Nelnet Capital LLC in transactions to acquire and transfer interests in securities such as Student Loan backed securities under industry standard, arms-length terms.

        3. Cash Consideration. On a date to be mutually agreed upon but in no event later than the last date of sale of any existing portfolio of Student Loans pursuant to Section 2(c)(iii) hereof, Nelnet shall pay to Union Bank an amount equal to $20 million by wire transfer of immediately available funds.

        4. Indemnification. Nelnet agrees to indemnify and hold Union Bank and its directors, officers, successors and agents harmless from and against any losses, claims, damages or costs (including reasonable attorneys fees) resulting from any breach by Nelnet of any of the Agreements or negligence or willful and wrongful conduct on the part of Nelnet with respect to Student Loans originated and purchased by Nelnet hereunder.

        5. Marketing by Union Bank. Union Bank may market its own banking products (other than loans to fund educational costs) to residents of the State of Nebraska who obtain Student Loans which are made by Union Bank in its name and then transferred to Nelnet pursuant to this Amendment, subject to any restrictions in the customer privacy policies of Nelnet as they may be amended from time to time.

        6. Confidentiality. This Amendment is confidential information and may not be copied or the terms disclosed to anyone other than employees, accountants, attorneys or other professional advisors of the parties hereto directly concerned with the transactions contemplated herein, or as required by governmental or court authority or applicable law, without the express written consent of the other party hereto. Union Bank may disclose to customers who invest in Student Loans through Union Bank's trust department the event of the sale of Student Loans pursuant to this Amendment.

        7. Effect of Amendments. To the extent not otherwise modified, amended or terminated by this Amendment, all terms and provisions of the Agreements shall remain in full force and effect without modification. This Amendment shall be effective as of the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Agreements to be duly executed as of the day and year first written above.

UNION BANK AND TRUST COMPANY            NATIONAL EDUCATION LOAN NETWORK, INC.

By:     /s/ Kenneth L. Backemeyer        By:    /s/ Terry J. Heimes
        -------------------------               --------------------------------

Name:   Kenneth L. Backemeyer            Name:  Terry J. Heimes
        -------------------------               --------------------------------

Title:  Sr. V.P.                         Title: Chief Financial Officer
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